FORM FOR 10F-3 TRANSACTIONS

Record of Securities Purchased Under the Rule 10f-3 Procedures of
Nationwide Separate Account Trust (the "Trust")


1. Issuer:      Agile Software

2. Date of Purchase:    12/14/99

3. Purchased for Which Series of the Trust:     Select Small Cap Growth

4. Adviser/Subadviser Directing Purchase:       Miller, Andreson & Sherrery

5. Underwriter from Whom Purchased:             Deutsche Banc. Alex Brown

6. Name of Affiliated Underwriter* Managing of Participating in Syndicate
(attache list of all members of syndicate):   Morgan Stanley Dean Witter

7. Aggregate Principal Amount of Purchase:      87,000

8. Aggregate Principal Amount of Offering:      435,000,000

9. Purchase Price (net of fees and expenses):   174.00

10. First Day on Which any Sales in the Offering Were Made:     12/1499

11. Lowest Price Paid by Each Other Purchaser of Securities in the Offering or
in any Concurrent Offering:      Same Price

12. Commission, Spread or Profit: 4.7%          $20,650,000

13. Have the Following Conditions Been Satisfied:
Yes             No

a. The securities are "municipal securities" as
defined in Section 3(a)(29) of the Securities
Exchange Act of 1934?                                                   X

b. The securities are part of an issuer which is
registered under the Securities Act of 1933:                    X



c. The securities are part of an eligible foreign
offering described in (1)(c) of the Procedures:                         X

d. The securities are part of an eligible Rule 144A
offering described in (1)(d) of the Procedures:                         X

e. If the securities are not "municipal securities,"
has the issuer of the securities been in continuous
operation for at least three years, including the
operations of any predecessors?                         X

f. The purchase price paid did not exceed the price
paid by each other purchaser of securities in the
offering or in any concurrent offering of the
securities, except, in the case of an eligible
foreign offering, for any rights to purchase that
are required by law to be granted to existing
security holders of the issuer (or, if a rights
offering, the securities were purchased on or
before the fourth day preceding the day on which
the rights offering terminated)?                                X

g. The underwriter was a firm commitment
underwriting:                                                   X

h. The commission, spread or profit was reasonable
and fair in relating to that being received by others
for underwriting similar securities during the
same period?                                                    X

i. If the securities are municipal securities, has the
issue received an investment grade rating from
an NRSRO; provided, if the issuer or entity
supplying the revenues from which the issue
is to be paid shall have been in existence less
than three years (including any predecessor),
has it received one of the three highest ratings
from at least one such rating service?                                       X








j. The amount of such securities purchased by all
The investment portfolios advised by
MSDWIM (insert Adviser/Subadviser
name), did not (I) if an offering other than an
eligible Rule 144A Offering, exceed 25% of the
principal amount of the offering, or (ii) if an
eligible Rule 144A offering, exceed 25%
of the total of the principal amount of the offering
sold to qualified institutional buyers plus the
principal amount of the offering in any concurrent
public offering?                                                X

k. No affiliate underwriter* was a direct or indirect
participant in the sale?                                        X



* As used herein, "affiliated underwriter" means on officer, director, member of an advisory board, investment advisor or employee of the Trust or a person of which any such officer, director, member of an advisory board, investment adviser or employee is an affiliated person.